Exhibit 99.2

Exhibit I

Management’s Assertion Concerning Compliance
with USAP Minimum Servicing Standards

March 26, 2003

As of and for the year ended December 31, 2002, The CIT Group/Consumer Finance, Inc. (the “Company”), a wholly owned subsidiary of CIT Group Inc., has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”) as servicer for trust identified at Attachment 1. During the year ended December 31, 2002, certain instances of noncompliance with the standards occurred as noted below:

Mortgage Loan Accounting

Standard:  Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM rider.

Certain accounts contained incorrect reset dates. The company’s existing internal control structure initially identified the affected accounts and management has supplemented its procedures to review adjustments processed. Management does not believe these items have a material impact on the loan records.

As of and for this same period, CIT Group Inc. had in effect a financial institution bond, computer crime policy, and error and omissions policy in the following amounts:

Insurance Type	Coverage	Effective Period

Financial institution bond	$60 mm	09/30/98 to 09/15/02
	$60 mm	09/30/02 to 09/30/03

Computer crime policy	$60 mm	09/30/98 to 09/15/02
	$60 mm	09/30/02 to 09/30/03

Errors and omissions	$25 mm	12/30/01 to 12/30/02
	$10 mm	12/30/02 to 12/30/03

6

/s/ Thomas B. Hallman ———————————————————— Thomas B. Hallman President & Chief Executive Officer The CIT Group/Consumer Finance, Inc.

/s/ Kenneth P. Reynolds ———————————————————— Kenneth P. Reynolds Senior Vice President, Treasurer The CIT Group/Consumer Finance, Inc.

/s/ Frank Garcia ———————————————————— Frank Garcia Senior Vice President The CIT Group/Consumer Finance, Inc.
7